EXHIBIT 11

                           IONIC FUEL TECHNOLOGY, INC.

                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                Three Months Ended             Six Months Ended,
                                    December 31,                  December 31,
                                1998           1997           1998           1997
                            -----------    -----------    -----------    -----------
Net loss                    $  (421,215)   $  (344,637)   $  (793,286)   $  (624,100)

Average common shares
   outstanding                6,444,955      6,196,295      6,444,955      6,130,332
                            -----------    -----------    -----------    -----------

Net loss per common share   $     (0.07)   $     (0.06)   $     (0.12)   $     (0.10)
                            ===========    ===========    ===========    ===========